Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-3 No. 333-108610) and related Prospectus of K2 Inc. for the registration of shares of its common stock and $75,000,000 of 5% Convertible Senior Notes due June 15, 2010 and to the incorporation by reference therein of our report dated February 20, 2003, except for Note 7 and Note 16 as to which the date is March 26, 2003, with respect to the consolidated financial statements and schedule of K2 Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/  Ernst & Young   LLP

San Diego, California

December 4, 2003